SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

LEADIS TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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LEADIS TECHNOLOGY, INC.

Sunnyvale Business Park

800 W. California Avenue, Suite 200

Sunnyvale, CA 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Leadis Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 9, 2006 at 11:30 a.m. local time at the Company’s offices located at Sunnyvale Business Park, 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086 for the following purposes:

1.	To elect 3 directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 19, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Victor K. Lee
Victor K. Lee Secretary

Sunnyvale, California

April 28, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEADIS TECHNOLOGY, INC.

Sunnyvale Business Park

800 W. California Avenue, Suite 200

Sunnyvale, California 94086

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

June 9, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”) of Leadis Technology, Inc. (sometimes referred to as the “Company” or “Leadis”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 2006 to all stockholders of record as of the record date entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 19, 2006 will be entitled to vote at the annual meeting. On this record date, there were 28,668,568 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 19, 2006 your shares were registered directly in your name with Leadis’ transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 19, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Election of three directors; and

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us such that it is received by us on or prior to 11:59 p.m. on June 8, 2006, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Leadis. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 19, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.    You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 28,668,568 shares outstanding and entitled to vote. Thus 14,334,285 shares must be represented by stockholders present at the meeting or by proxy to have a quorum for the meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes: Class I, Class II and Class III. There are currently three directors in each class, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. The directors comprising each class are as follows:

•	Our Class I directors are Antonio Alvarez, James Plummer and Lip-Bu Tan, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	Our Class II directors are Ken Lee, Arati Prabhakar and Jack Saltich, and their terms will expire at the upcoming 2006 Annual Meeting of Stockholders.

•	Our Class III directors are Steve Ahn, Kenneth Goldman and Douglas McBurnie, and their terms will expire at the annual meeting of stockholders to be held in 2007.

Dr. Lee is currently a director of the Company who is also an executive officer of the Company. Dr. Prabhakar is currently a director of the Company who was appointed by the Board upon recommendation from a security holder of the Company. Mr. Saltich was recommended for election to the Board by our Chief Executive Officer. If elected at the upcoming annual meeting, Dr. Lee, Dr. Prabhakar and Mr. Saltich each would serve until the 2009 annual meeting of stockholders and until his or her successor is elected and has qualified, or until the earlier of his or her death, resignation or removal. Following is a brief biography for Dr. Lee, Dr. Prabhakar and Mr. Saltich.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

Ken Lee, Ph.D.

Keunmyung (“Ken”) Lee, age 47, joined us in August 2000 as our Chief Technology Officer. He has been a member of our Board of Directors since August 2002 and has been our Executive Vice President since January 2004 and our Chief Operating Officer since April 2005. From 1985 until joining Leadis, Dr. Lee held various positions at Hewlett-Packard Company, a technology, personal computing and service company, including principal project engineer and manager. From 1994 through 1999, Dr. Lee served on the technical committee of the Institute of Electrical and Electronics Engineers, Inc., Conference on Electrical Performance of Electronics Packages. Dr. Lee holds a B.S. in Electronics Engineering from Seoul National University, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley.

Arati Prabhakar, Ph.D.

Arati Prabhakar, age 47, has been a member of our Board of Directors since August 2002. Since February 2001, Dr. Prabhakar has been affiliated with U.S. Venture Partners, a Menlo Park, CA based venture capital firm, where she is currently a general partner. From October 1998 to April 2000, Dr. Prabhakar was Vice President and then President at Interval Research Corporation, an information technology research organization. From May 1997 to June 1998, Dr. Prabhakar was Senior Vice President and Chief Technology Officer at Raychem Corporation, a manufacturer of components and now a division of Tyco Electronics. In 1993, President Clinton appointed Dr. Prabhakar as Director of the National Institute of Standards and Technology, where she served until 1997. She previously managed microelectronics programs at the Defense Advanced Research Projects Agency. Dr. Prabhakar holds a B.S. in Electrical Engineering from Texas Tech University, and an M.S. in Electrical Engineering and a Ph.D. in Applied Physics from the California Institute of Technology.

Jack Saltich

Jack Saltich, age 63, has served as a member of our Board of Directors since January 2006. Mr. Saltich is currently serving as the interim Chief Executive Officer of Vitex Systems, Inc., a private technology company. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., manufacturer of display systems. From 1993 to 1999, Mr. Saltich served as Vice President with Advanced Micro Devices, or AMD, a semiconductor manufacturer, where his last position was General Manager of AMD’s European Center in Dresden, Germany. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company, culminating in his position as Vice President and Director of the company’s Advanced Product R&D Laboratory. Mr. Saltich also serves on the board of directors of Immersion Corporation, a developer of haptic technology, Ramtron International Corporation, a semiconductor company, and Vitex Systems. Mr. Saltich also serves on the Technical Advisory Board of DuPont Electronic Materials Business. Mr. Saltich received both a bachelor and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require a majority of the members of our Board of Directors to qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Ahn, the founder and former Chief Executive Officer of the Company, Mr. Alvarez, the President and Chief Executive Officer of the Company, and Dr. Lee, the Chief Operating Officer of the Company.

CORPORATE GOVERNANCE GUIDELINES

In March 2004, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines are available on the investor relations portion of our corporate website at www.leadis.com.

CODE OF CONDUCT

The Company has adopted the Leadis Technology, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the investor relations portion of our corporate website at www.leadis.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. To date, there have not been any amendments or waivers to the Code.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met nine times and acted by unanimous written consent two times during the 2005 fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. In compliance with applicable Nasdaq listing standards, in the 2005 fiscal year the Company’s independent directors met seven times in regularly scheduled executive sessions at which only independent directors were present. Mr. Tan has been appointed lead independent director and presides over the executive sessions of the independent directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee.

AUDIT COMMITTEE

The Audit Committee is currently comprised of three directors: Mr. Goldman (Chair), Mr. McBurnie and Dr. Plummer. Mr. McBurnie replaced Dr. Prabhakar as a member of the Audit Committee in April 2006. The Audit Committee met nine times during the 2005 fiscal year. The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee has adopted a written Audit Committee Charter that is available on the investor relations portion of our corporate website at www.leadis.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mr. Goldman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Goldman’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

COMPENSATION COMMITTEE

The Compensation Committee is currently comprised of three directors: Dr. Prabhakar (Chair), Mr. Saltich and Mr. Tan. Mr. Saltich joined the Compensation Committee in January 2006 following his appointment to the Board. The Compensation Committee met five times and acted by unanimous written consent three times during the 2005 fiscal year. The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, and other similar programs. The Company also has a Non-Officer Stock Option Committee comprised of our Chief Executive Officer that may award stock options to employees who are not executive officers, subject to guidelines approved by the Compensation Committee. The charter for our Compensation Committee is available on the investor relations portion of our corporate website at www.leadis.com. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three directors: Mr. Tan (Chair), Mr. McBurnie and Mr. Saltich. Mr. McBurnie joined the Nominating and Corporate Governance Committee in December 2005 and Mr. Saltich joined the committee in January 2006. The Nominating and

Corporate Governance Committee met once during the 2005 fiscal year. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election as directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and overseeing all aspects of the Company’s corporate governance functions on behalf of the Board. The charter for our Nominating and Corporate Governance Committee can be found on the investor relations portion of our corporate website at www.leadis.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

NOMINATIONS FOR DIRECTOR

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be satisfied by a candidate for a position on the Board. The Nominating and Corporate Governance Committee intends to consider all of the relevant qualifications of candidates for director, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, the ability to read and understand basic financial statements and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee, however, retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated, specific minimum qualifications for director candidates is necessary or appropriate. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 800 W. California Avenue, Suite 200, Sunnyvale, California 94086 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Leadis has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Persons interested in communicating with the Board or a particular director, or to the independent directors generally, should send their communication to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. Please include your name and address in the communication and indicate whether you are a current stockholder of the Company. These communications will be reviewed by the Company’s counsel or Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the appropriate Board committee.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

It is our policy to encourage directors and nominees for director to attend the Annual Meeting. We held our first annual meeting of stockholders in May 2005 and all but one of our directors attended the meeting.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is certain information regarding our named executive officers, other members of our management team and our directors as of April 1, 2006.

Name	Age	Position
Antonio Alvarez	49	President, Chief Executive Officer and Director
Keunmyung (“Ken”) Lee, Ph.D.	48	Executive Vice President, Chief Operating Officer and Director
Victor Lee	49	Chief Financial Officer and Secretary
Jose Arreola, Ph.D.	56	Executive Vice President of Engineering
John Allen	42	Vice President, Corporate Controller
Robert Fang, Ph.D.	57	Vice President of Operations
Daniel Hauck	50	Vice President of Worldwide Sales
Kevin Plouse	45	Vice President of Marketing
Sung Tae (“Steve”) Ahn, Ph.D.	51	Director
Kenneth Goldman	56	Director
Douglas McBurnie	63	Director
James Plummer, Ph.D.	61	Director
Arati Prabhakar, Ph.D.	47	Director
Jack Saltich	63	Director
Lip-Bu Tan	46	Director

Antonio Alvarez joined Leadis in November 2005 as our President and Chief Executive Officer, and is a member of our Board of Directors. From 1987 to 2005, Mr. Alvarez held several positions at Cypress Semiconductor Corporation, a semiconductor company, most recently as Senior Vice President, Memory and Imaging Products Division where he was responsible for Cypress’ SRAM, non-volatile memory and imaging products. From 1989 to 2001, Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development. Prior to joining Cypress Semiconductor, Mr. Alvarez held various technical engineering positions at Motorola, Inc. Mr. Alvarez holds bachelors and masters degrees in Electrical Engineering from Georgia Institute of Technology.

Keunmyung (“Ken”) Lee serves as our Executive Vice President and Chief Operating Officer, and has been a member of our board of directors since August 2002. Dr. Lee joined Leadis in August 2000 as our Chief Technology Officer and Vice President, and has been our Executive Vice President since January 2004 and our Chief Operating Officer since April 2005. From 1985 until joining Leadis, Dr. Lee held various positions at Hewlett-Packard Company, a technology, personal computing and service company, including principal project engineer and manager. Dr. Lee holds a B.S. in Electronics Engineering from Seoul National University, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley.

Victor Lee joined Leadis in December 2002 as our Chief Financial Officer and Secretary. From February 2001 until December 2002, Mr. Lee was engaged as an independent consultant to several private technology companies. From December 1999 to January 2001, Mr. Lee served as the Chief Financial Officer and Secretary of SINA Corporation, an Internet portal network company. From September 1998 to August 1999, Mr. Lee was the Vice President and Acting Chief Financial Officer of VLSI Technology, Inc., a semiconductor manufacturer (VLSI), and was the Vice President, Corporate Controller of VLSI from 1997 to 1998. From 1989 to 1997, Mr. Lee was a finance director at Advanced Micro Devices Inc., a semiconductor manufacturer (AMD). Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

Jose Arreola joined Leadis in January 2006 as our Executive Vice President of Engineering. From 2001 until joining Leadis, Dr. Arreola served as President and CEO of Kovio, Inc., a privately-held semiconductor company engaged in the emerging field of “printed electronics.” From 1983 to 2001, Dr. Arreola served in various capacities at Cypress Semiconductor, most recently as Vice President of Process Technology R&D. Dr. Arreola holds a bachelor degree in Electrical Engineering from Universidad Iberoamericana, and masters and Ph.D. degrees in Electrical Engineering from the University of Florida.

John Allen serves as our Vice President, Corporate Controller. Mr. Allen joined Leadis as Corporate Controller in January 2004 and was promoted to Vice President in March 2006. From January 2002 to January 2004, Mr. Allen served as the Corporate Controller of Asyst Technologies, Inc., a semiconductor equipment company. From May 2000 to January 2002, Mr. Allen was Vice President, Corporate Controller of Arcot Systems, a software company. Mr. Allen holds a B.A. in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the state of California.

Robert Fang joined Leadis in April 2006 as our Vice President of Operations. From December 2003 to July 2005, he served as Vice President of Operations of XGI Technology, Inc., a semiconductor company. From May 2000 to August 2003, Dr. Fang served as Vice President of Operations at Divio Inc., a semiconductor company, until the company’s acquisition by ESS Technology. From 1989 to 2000, Dr. Fang served in a number of capacities at C-Cube Microsystems, a semiconductor company, most recently as Director of Technology. Dr. Fang holds a bachelor degree in Electrical Engineering from National Taiwan University, and masters and Ph.D. degrees in Electrical Engineering from North Carolina State University.

Daniel Hauck joined Leadis in January 2004 as our Vice President of Worldwide Sales. Prior to joining Leadis, Mr. Hauck was both President and Vice President of Worldwide Sales of Amphion Semiconductor, Ltd., a semiconductor company, from February 2002 to January 2004. From August 2000 to January 2002, Mr. Hauck served as Vice President of Worldwide Sales at BOPS, Inc., a semiconductor intellectual property company. From February 1998 to July 2000, Mr. Hauck served as Vice President, Worldwide Sales of NeoMagic Corporation, an applications processors company. From 1986 to 1998, Mr. Hauck held various positions in business development and sales, including certain executive positions, at Cirrus Logic Inc., a semiconductor company. Mr. Hauck holds a Bachelor of Electronic Engineering Technology degree from Ohio Institute of Technology.

Kevin Plouse joined Leadis in July of 2005 as our Vice President of Marketing. From September 2002 to April 2005, Mr. Plouse was Senior Vice President of Marketing and Business Development for Sipex Corporation, an analog semiconductor company. From 1983 to July 2002, Mr. Plouse worked at AMD in various technical and marketing roles, most recently as the Vice President of Marketing and the leader of the Product Development Committee for Spansion, LLC, a Flash memory manufacturing joint venture of AMD and Fujitsu Limited. Mr. Plouse holds a B.S. in Electrical Engineering from the University of the Pacific.

Sung Tae (“Steve”) Ahn founded Leadis in May 2000 and has been a member of our Board of Directors since that time. Dr. Ahn served as our President and Chief Executive Officer from the time of our formation until November 2005. In addition to serving on our Board, Dr. Ahn is also currently serving as an advisor to the company. From 1992 until founding Leadis, Dr. Ahn held several positions at Samsung Electronics Co., Ltd., a major electronics company. Dr. Ahn holds a B.S. in Metallurgical Engineering from Seoul National University, an M.S. in Materials Science from Korea Advanced Institute of Science and Technology, and an M.S. in Electrical Engineering and a Ph.D. in Materials Science and Engineering from Stanford University.

Kenneth Goldman has been a member of our Board of Directors since January 2004. From August 2000 until January 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer at Siebel Systems, Inc., a software company that was recently acquired by Oracle Corporation. From July 1996 to July 2000, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Excite@Home, Inc., an Internet service provider. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman currently serves on the board of directors of Juniper Networks, Inc., a networking equipment company. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

Douglas McBurnie has been a member of our Board of Directors since November 2005. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From August 1997 to October 1998, Mr. McBurnie served as Senior Vice President, Computer, Consumer & Network Products Group at VLSI. Before joining VLSI, Mr. McBurnie served in several capacities for National

Semiconductor, a semiconductor company, from June 1994 to August 1997, most recently as Senior Vice President and General Manager of its Communications and Consumer Group. Mr. McBurnie also serves on the board of directors of Sipex Corporation, a semiconductor company. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

James Plummer has been a member of our Board of Directors since January 2001. Dr. Plummer has been Dean of the School of Engineering at Stanford University since September 1999 and a Professor of Electrical Engineering at Stanford University since 1978. Dr. Plummer is a member of the board of directors of Intel Corporation and International Rectifier Corporation, each of which is a semiconductor manufacturer. He also serves on the technical advisory boards of several semiconductor companies. Dr. Plummer holds a B.S. in Electrical Engineering from the University of California, Los Angeles, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Stanford University.

Lip-Bu Tan has been a member of our Board of Directors since August 2002. Mr. Tan has served as the Founder and Chairman of Walden International, a venture capital firm, since 1987. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., a semiconductor design tool developer, Centillium Communications, Inc., a semiconductor company, Creative Technology Ltd., a provider of digital entertainment products, Flextronics International Ltd., an electronics manufacturing company, Integrated Silicon Solution Inc., a semiconductor manufacturer, SINA Corporation, an Internet portal network company, and Semiconductor Manufacturing International Corporation, a semiconductor foundry company, as well as a number of private companies. Mr. Tan holds a B.S. from Nanyang University in Singapore, an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the University of San Francisco.

Arati Prabhakar has been a member of our Board of Directors since August 2002. Since February 2001, Dr. Prabhakar has been affiliated with U.S. Venture Partners, a Menlo Park, CA based venture capital firm, where she is currently a general partner. From October 1998 to April 2000, Dr. Prabhakar was Vice President and then President at Interval Research Corporation, an information technology research organization. From May 1997 to June 1998, Dr. Prabhakar was Senior Vice President and Chief Technology Officer at Raychem Corporation, a manufacturer of components and now a division of Tyco Electronics. In 1993, President Clinton appointed Dr. Prabhakar as Director of the National Institute of Standards and Technology, where she served until 1997. She previously managed microelectronics programs at the Defense Advanced Research Projects Agency. Dr. Prabhakar holds a B.S. in Electrical Engineering from Texas Tech University, and an M.S. in Electrical Engineering and a Ph.D. in Applied Physics from the California Institute of Technology.

Jack Saltich has served as a member of our Board of Directors since January 2006. Mr. Saltich is currently serving as the interim Chief Executive Officer of Vitex Systems, Inc., a private technology company. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., manufacturer of display systems. From 1993 to 1999, Mr. Saltich served as Vice President with AMD, where his last position was General Manager of AMD’s European Center in Dresden, Germany. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company. Mr. Saltich also serves on the board of directors of Immersion Corporation, a developer of haptic technology, Ramtron International Corporation, a semiconductor company, and Vitex Systems Inc. Mr. Saltich also serves on the Technical Advisory Board of DuPont Electronic Materials Business. Mr. Saltich received both a bachelor and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all named executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (%)
Directors and Executive Officers

Antonio Alvarez	0	*

Ken Lee (2)	1,419,874	4.9

Victor Lee (3)	396,280	1.4

Chol Chong (4)	46,875	*

Daniel Hauck (5)	113,541	*

Steve Ahn (6)	3,977,000	13.7

Kenneth Goldman (7)	65,000	*

Douglas McBurnie (8)	4,165	*

James Plummer (9)	147,186	*

Arati Prabhakar (10)	22,500	*

Jack Saltich (11)	8,333	*

Lip-Bu Tan (12)	114,517	*

All executive officers and directors as a group (12 persons) (13)	6,320,684	21.4

5% Stockholders
Wellington Management Company, LLP (14) 75 State Street Boston, MA 02109	3,070,648	10.7

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,668,568 shares outstanding on April 1, 2006, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed is c/o Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.
(2)	Includes 300,000 shares held by Keunmyung Lee and Buyong Lee, or successors in trust, under the Edina Yerim-Holly Trust dated 11/26/03 (the “Yerim-Holly Trust”), of which Ken Lee is a co-trustee and 893,000 shares held by Keunmyung Lee and Buyong Lee, Trustees, Keunmyung Lee and Buyong Lee Living Trust dated 11/2/00. Ken Lee disclaims beneficial ownership of the shares held by the Yerim-Holly Trust except to the extent of his pecuniary interest therein. Also includes 226,874 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006.
(3)	Includes 58,594 shares that are subject to a right of repurchase in favor of the Company. Also includes 14,374 shares issuable upon exercise of an outstanding stock option exercisable within 60 days after April 1, 2006.
(4)	Mr. Chong served as our Vice President of Operations from April 2005 to March 2006. Includes 46,875 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2006.

(5)	Includes 24,375 shares that are subject to a right of repurchase in favor of the Company and 48,854 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2006.
(6)	Includes 300,000 shares issuable upon exercise of an outstanding option exercisable within 60 days after April 1, 2006.
(7)	Includes 21,875 shares that are subject to a right of repurchase in favor of the Company and 12,500 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2006.
(8)	Includes 4,165 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006.
(9)	Includes 147,186 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006.
(10)	Includes 22,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006.
(11)	Includes 3,333 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006.
(12)	Includes 86,017 shares held by Lip-Bu Tan & Ysa Loo, trustees, FBO Lip-Bu Tan & Ysa Loo and 6,000 shares owned by Mr. Tan’s minor children. Also, includes 22,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2006. Mr. Tan shares voting and investment power with respect to the shares held in the trust.
(13)	Includes 849,161 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days after April 1, 2006. See footnotes (2) through (12) above.
(14)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Wellington Management. The amount shown represents shares held in Wellington Management’s capacity as investment adviser to the holders of record. Wellington Management has authority to vote 1,775,700 of such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, each individual who served as the Company’s Chief Executive Officer during the 2005 fiscal year and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation ($)(2)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options (#)
Antonio Alvarez, (3) President and Chief Executive Officer	2005	31,859	—	—	—	750,000	30

Steve Ahn, (4) Former President and Chief Executive Officer	2005 2004 2003	270,000 250,000 218,942	— 92,500 158,000	31,332 25,062 29,445	— — —	— — 300,000	648 — —

Ken Lee, Executive Vice President and Chief Operating Officer	2005 2004 2003	250,000 230,000 211,365	8,828 75,000 202,996	— — —	— — —	40,000 — 60,000	360 90 —

Victor Lee, Chief Financial Officer and Secretary	2005 2004 2003	220,000 200,000 171,711	10,106 50,000 43,002	— — —	— — —	35,000 — 37,500	960 90 —

Daniel Hauck, (5) Vice President of Worldwide Sales	2005 2004	220,000 193,205	27,500 75,000	— —	— —	35,000 146,249	552 90

Chol Chong, (6) Former Vice President of Operations	2005	161,250	5,321	—	—	150,000	2,286

1	Represents payments made by Company for meal allowance, in accordance with our standard benefits for employees in Korea, and the use of a company-owned car in Korea, as well as amounts paid to maintain an apartment in California.
2	Represents term life insurance premiums and cash benefits related to our health benefit plans.
3	Mr. Alvarez joined the Company as its President and Chief Executive Officer in November 2005.
4	Dr. Ahn served as President and Chief Executive Officer of the Company from its formation in 2000 until November 2005. Dr. Ahn retired as a full-time employee in February 2006 and is currently serving as an advisor to the Company and is a member of our Board of Directors.
5	Mr. Hauck joined the Company in January 2004.
6	Mr. Chong joined the Company in April 2005 and retired in March 2006.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Or Base Price ($/Sh) (2)	Expiration Date (3)	5% ($)	10% ($)
Antonio Alvarez (4)	750,000	38.17%	$5.54	11/28/2011	$1,413,097	$3,205,836
Steve Ahn	0	—	—	—	—	—
Ken Lee	40,000	2.04%	$6.64	2/28/2011	$90,329	$204,927
Victor Lee	35,000	1.78%	$6.64	2/28/2011	$79,038	$179,311
Daniel Hauck	35,000	1.78%	$6.64	2/28/2011	$79,038	$179,311
Chol Chong (5)	150,000	7.63%	$5.95	3/31/2011	$303,535	$688,618

(1)	The percentage of total options was calculated based on options to purchase an aggregate of 1,966,030 shares of common stock granted to employees in 2005.
(2)	The exercise price of each of the option grants listed in the table was equal to the fair market value of our common stock on the date of grant (based on the closing price of our common stock on the Nasdaq National Market on the last trading day prior to the date of grant).
(3)	Each of the options listed in the above table was granted with a six-year term, but is subject to earlier termination if the employee’s services with us cease.
(4)	The stock option granted to Mr. Alvarez in 2005 vests as to 1/4 of the shares subject to the option on the one-year anniversary of the grant date with the remaining shares vesting monthly over the next 36 months. Under certain circumstances in connection with a change of control, the vesting of Mr. Alvarez’s option grant may accelerate and become immediately exercisable. The remaining stock options described above vest monthly over a period of 48 months.
(5)	This stock option expired with respect to 115,625 shares, as to which the option was unvested on the date Mr. Chong’s services to us ceased. The remaining 34,375 shares subject to this stock option will expire on June 15, 2006. The potential realizable value of the option that remains exercisable is $69,560 and $157,808 at assumed annual rates of appreciation of 5% and 10%, respectively.

The potential realizable value was calculated based on the six-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of our future stock price.

AGGREGATED OPTION EXERCISES DURING 2005 AND OPTION VALUES AT DECEMBER 31, 2005

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/05 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 12/31/05 Exercisable/ Unexercisable
Antonio Alvarez	0	—	0 / 750,000	$0 / $0
Steve Ahn	0	—	300,000 / 0	$1,434,900 / $0
Ken Lee	0	—	217,500 / 32,500	$1,025,520 / $0
Victor Lee	0	—	6,652 / 28,438	$0 / $0
Daniel Hauck	0	—	31,124 / 28,438	$170,018 / $0
Chol Chong	0	—	37,500 / 125,000	$0 / $0

Amounts presented under the caption “Value of Unexercised In-the-Money Options at December 31, 2005” are based on the fair market value of the underlying shares on the last day of the fiscal year (based on a $5.15 closing price of our common stock on the Nasdaq National Market on December 30, 2005) less the exercise price of the stock option, multiplied by the number of shares subject to the stock option, without taking into account any taxes that may be payable in connection with the transaction. Our 2004 Equity Incentive Plan allows for the early exercise of some of the options held by Dr. Ahn, Dr. Ken Lee and Mr. Hauck. All options exercised early are subject to repurchase by us at the original exercise price. The repurchase right lapses over the vesting period of the option grant.

Employment, Severance and Change of Control Agreements

Under Mr. Alvarez’s employment agreement, if his employment is terminated by us without cause we would be obligated to pay severance equal to twelve months of salary, plus Mr. Alvarez’s target bonus for the year, and continued medical benefits for twelve months. If Mr. Alvarez’s employment is terminated following a change of control that is consummated during Mr. Alvarez’s first year of employment with us, Mr. Alvarez would be entitled to severance equal to twelve months of salary, plus his target bonus for the year, and 24 months of accelerated vesting of his outstanding options. If Mr. Alvarez’s employment is terminated following a change of control that is consummated after Mr. Alvarez’s first year of employment with Leadis, Mr. Alvarez would be entitled to severance equal to 24 months of salary, plus twice his target bonus for the year, and full vesting of his outstanding options.

Under Ken Lee’s employment agreement, if his employment is terminated by us without cause on or before August 2006, we would be obligated to pay severance equal to six months of salary and continued medical benefits for six months, and Dr. Lee would be entitled to six months of accelerated vesting of his outstanding options and unvested stock holdings. If Dr. Lee’s employment is terminated following a change of control, he will receive accelerated vesting of his outstanding options or unvested stock holdings equal to the greater of: (i) six months of vesting; or (ii) 50% of the then-unvested options and shares.

Under Victor Lee’s employment agreement, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Mr. Lee would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Mr. Lee’s employment is terminated following a change of control, he will receive severance payments equal to six months of salary and two years of vesting of his then-unvested options and shares.

Under Daniel Hauck’s employment agreement, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Mr. Hauck would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Mr. Hauck’s employment is terminated following a change of control, he will receive severance payments equal to six months of salary and two years of vesting of his then-unvested options and shares.

Pursuant to an agreement with Steve Ahn, we have agreed to pay Dr. Ahn severance payments equal to one year of his base salary in connection with his resignation as an executive officer of the Company and his agreement to serve as an advisor to the Company for a period of twelve months. The severance payments will be made over a period of twelve months from the date Dr. Ahn’s resignation as an executive officer. Under the terms of the agreement, Dr. Ahn also will receive full accelerated vesting of his outstanding unvested options so long as he continues to provide advisory services to the Company. Dr. Ahn remains a member of our Board of Directors.

Management Bonus Plan

In June of 2005, the Compensation Committee adopted the 2005 Management Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, executive bonuses are tied to Leadis’ overall performance, as well as the performance of each executive and of his area of responsibility. Bonuses may range from 0% (if minimum objectives are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount. The target bonus for each executive officer was based on a percentage of his base salary. The bonus award for the Company’s chief executive officer was based 100% on the Company’s performance. The target bonuses for all other executive officers of the Company were weighted so that 50% to 75% of the target bonus is based on the Company’s performance with the remainder based on individual performance criteria. Performance incentives awarded to the named executives for the 2005 fiscal year are shown in the “Bonus” column of the “Summary Compensation Table” on page 16. The Compensation Committee has adopted a similar bonus plan for the 2006 fiscal year.

COMPENSATION OF DIRECTORS

During the 2005 fiscal year, each non-employee director of the Company received a quarterly retainer of $6,250 (plus $1,250 for serving as chairman of the Audit Committee and $625 for serving as chairman of either the Compensation Committee or the Nominating and Corporate Governance Committee). In the fiscal year ended December 31, 2005, the total compensation paid to non-employee directors was $112,083. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. Beginning January 1, 2006, each non-employee director of the Company shall receive a quarterly retainer of $7,500. The Chairman of the Audit Committee will receive an additional $10,000 and each member of the Audit Committee shall be paid an additional $5,000 for serving on the committee. The Chairman of the Compensation Committee will receive an additional $7,000 and each member of the Compensation Committee shall be paid an additional $3,500 for serving on the committee. The Chairman of the Nominating and Corporate Governance Committee will receive an additional $5,000 and each member of the Nominating and Corporate Governance Committee shall be paid an additional $2,500 for serving on the committee.

Each non-employee director of the Company also receives stock option grants under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (which shall be referred to as the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986. Prior to the Company’s initial public offering in June 2004, non-employee directors of the Company were also granted options under the Company’s 2004 Equity Incentive Plan and the Company’s 2000 Stock Incentive Plan.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director is automatically granted an option to purchase 40,000 shares of common stock upon his or her initial election or appointment to the Board. In addition, on the day following each annual meeting of stockholders, each non-employee director is automatically granted an annual grant to purchase 10,000 shares of Common Stock; provided, however, that the first annual grant to any non-employee director shall be increased or decreased to a number calculated by multiplying (x) a fraction, the numerator of which shall be the full number of months since the date such non-employee director became a member of the Board and the denominator of which shall be 12, by (y) 10,000. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant.

During the last fiscal year, Mr. Goldman, Dr. Plummer, Dr. Prabhakar, and Mr. Tan each received options to purchase 10,000 shares of common stock under the Directors’ Plan at an exercise price of $6.24 per share, the fair market value of our common stock on the date of grant. In connection with his election to the Board in December 2005, Mr. McBurnie automatically received an option grant to purchase 40,000 shares of common stock at an exercise price of $5.33 per share, the fair market value of such common stock on the date of grant. As of March 15, 2006, no options had been exercised under the Directors’ Plan.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee of the Board consists of Dr. Prabhakar, Mr. Saltich and Mr. Tan. No member of our compensation committee, and none of our executive officers, has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EQUITY COMPENSATION PLAN INFORMATION

We have four stockholder-approved equity compensation plans: the 2000 Stock Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by our security holders. The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders (1)	5,390,837	$3.29	4,603,445	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,390,837	$3.29	4,603,445

(1)	Represents the weighted average exercise price of outstanding stock options only.
(2)	Includes 865,728 shares reserved for issuance pursuant to the 2004 Employee Stock Purchase Plan. The number of shares of common stock reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on December 31 of each year by 1.5% of the number of fully-diluted shares of common stock outstanding on such date. However, the Board has the authority under each of these plans to designate a smaller number of shares by which the authorized number of shares will be increased on such dates. In December 2005, the Board resolved that the December 31, 2005 automatic increase to the 2004 Employee Stock Purchase Plan would not occur due to sufficient reserves already existing under the plan. The number of shares of common stock reserved for issuance under the 2004 Equity Incentive Plan automatically increases on December 31 of each year by 5% of the number of fully-diluted shares of common stock outstanding on such date. The number of shares of common stock that may be issued under the 2004 Non-Employee Directors’ Stock Option Plan is automatically increased on December 31 of each year by the number of shares of common stock subject to options granted during the prior calendar year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Employment, Severance and Change of Control Agreements,” above.

Director and Officer Indemnification

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Investor Rights Agreement

We and certain of our stockholders entered into an agreement prior to our initial public offering pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock. If we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the accounts of other security holders, subject to certain conditions and limitations, the holders of registration rights will be entitled to include their shares of common stock in the registered offering. In addition, holders of registration rights may require us on not more than two occasions to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock. Further, the holders of registration rights may require us to register their shares on Form S-3 if we are eligible to use this form. These rights terminate on the earlier of June 16, 2009 or, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

We believe that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our Board, including a majority of independent and disinterested directors in these transactions.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has audited the Company’s financial statements since the Company’s inception in May 2000. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm to serve as the Company’s independent registered public accounting firm for the 2006 fiscal year. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and 2005, by PricewaterhouseCoopers, the Company’s principal accountant.

	Fiscal Year Ended December 31
	2005	2004
Audit Fees	$982,419	$656,565
Audit-related Fees	—	—
Tax Fees	10,000	18,000
All Other Fees	—	—

Total Fees	$992,419	$674,565

The Audit fees were for professional services provided in connection with the audit of our year-end financial statements and review of our quarterly financial statements, and for the 2004 fiscal year include $388,700 of fees related to our registration statement on Form S-1 and other documents filed with the SEC in connection with our initial public offering in June 2004.

Tax fees for the years ended December 31, 2005 and 2004 were for assistance with the preparation of our tax returns and for tax consulting services.

All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers is compatible with maintaining the principal accountant’s independence.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Leadis filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The ultimate responsibility for good corporate governance rests with the Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Leadis’ management in the best long-term interests of the company and its stockholders. The Board’s Audit Committee (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s annual financial statements. The Audit Committee is currently comprised of Kenneth Goldman (Chair), Douglas McBurnie and James Plummer, each of whom satisfies the independence criteria of the Nasdaq listing standards for serving on an audit committee. Mr. McBurnie replaced Arati Prabhakar as a member of the audit committee in April 2006.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Leadis’ financial reporting, internal controls and audit functions. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Leadis’ financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Leadis’ independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, which relates to PricewaterhouseCoopers LLP’s independence from Leadis and its related entities, and has discussed their independence from Leadis, including whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with that independence.

In reliance on these reviews and discussions, and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Leadis’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE:

Kenneth Goldman, Chair

Douglas McBurnie

James Plummer

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The following is the report of the Compensation Committee describing the compensation policies governing compensation paid to Leadis’ executive officers during fiscal 2005. The material in this report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Leadis filing under the Securities Act or the Exchange Act, except to the extent Leadis specifically incorporates this report by reference therein.

The Compensation Committee of the Board of Directors (the “Committee”) is comprised exclusively of non-employee directors who satisfy the independence requirements of Rule 4200(a)(15) of the Nasdaq listing standards. The members of the Compensation Committee during the 2005 fiscal year were Arati Prabhakar (Chair), Kenneth Goldman and Lip-Bu Tan. In January 2006, Jack Saltich replaced Mr. Goldman on the Committee. The Committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the executive officers listed on the “Summary Compensation Table” appearing on page 16 (the “named executives”), and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Committee is also subject to approval by the entire Board.

Overview

The Committee was formally established just prior to the Company’s registration for its initial public offering in March 2004. Prior to that time, the Company’s non-employee directors reviewed and approved executive compensation. Beginning in 2005, the Committee engaged an outside compensation consultant to assist the Committee on an on-going basis in its evaluation and determination of executive compensation.

Compensation Philosophy

The Committee’s philosophy is to provide a compensation package that attracts and retains talented executives and delivers higher rewards for superior performance and consequences for underperformance. It is also the Committee’s practice to provide a balanced mix of cash and equity-based compensation that the Committee believes appropriate to align the short- and long-term interests of Leadis’ executives with those of its stockholders and to encourage executives to act as equity owners of Leadis.

The Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential for long-term rewards under Leadis’ stock option program. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term equity-based incentive grants encourage executives to also focus on Leadis’ long-term goals. These incentives are based on financial objectives of importance to Leadis, including revenue, revenue growth and profitability, among others. These incentives are also based in part on objectives that are key to the Company’s future success, such as new product development, improvement of product quality, customer diversification and improvement of business processes. Leadis’ compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasizes the link between personal performance and compensation.

Elements of Executive Compensation

Annual compensation for our executive officers generally consists of three elements: base salary, performance-based bonus awards and stock options.

Base Salary

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. In setting salaries, the Committee does not use a predetermined formula. Instead, the salaries of executive officers are principally based on the Committee’s evaluation of individual job performance, an assessment of the Company’s performance, and consideration of salaries paid by similar companies to executive officers holding similar positions. As a result of the Committee’s review of executive salaries in early 2005, the salary of each executive was increased. The 2005 salaries of the named executives are shown in the “Salary” column of the Summary Compensation Table.

Performance-Based Bonus Awards

In June of 2005, the Committee adopted the 2005 Management Bonus Plan (the “Bonus Plan”), which is intended to motivate executives to achieve company-wide and individual operating and strategic objectives. Under the Bonus Plan, executive bonuses were tied to Leadis’ overall performance, as well as the performance of each executive and of his area of responsibility. Bonuses may range from 0% (if minimum objectives are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount. The target bonus for each executive officer was based on a percentage of his base salary. The bonus award for the Company’s chief executive officer was based solely on the Company’s performance, including achievement financial targets, new product development, and customer diversification. The target bonuses for all other executive officers of the Company were weighted so that 50% to 75% of the target bonus was based on the Company’s performance with the remainder based on individual performance criteria. The combination of annual salary and variable compensation was targeted to bring the participant’s total cash compensation to levels that were in line with the average compensation for companies against which the Company competes in hiring and retaining key employees. Performance incentives awarded to the named executives for the 2005 fiscal year are shown in the “Bonus” column of the “Summary Compensation Table” on page 16. The Committee has adopted a similar bonus plan for the 2006 fiscal year.

Stock Options

Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The Company’s stock option program is designed to promote the alignment of long-term interests between our employees and the Company’s stockholders, and assist in the retention of executive officers.

While equity compensation is an important part of the overall compensation policy, the Committee is sensitive to the concerns of the Company’s stockholders regarding the potentially dilutive impact of stock option grants and other equity compensation awarded to employees. The size of individual stock option grants is generally intended to reflect the executive officer’s position with the Company, his contributions to the organization and to create a meaningful opportunity for stock ownership. The Committee also takes into account the dilutive impact of the potential grant, the Company’s operating performance, the number of unvested stock options held by the executive in order to maintain an appropriate level of incentive for that executive. However, the Committee may not strictly adhere to these factors in all cases and may vary option grants made to executives as the particular circumstances warrant. Options are granted with an exercise price equal to the fair market value of Leadis common stock on the date of grant. Generally, stock options have vested over a four-year period, to encourage executive officers to continue their employment. Options granted to the named executive officers in 2005 are reflected in the “Option Grants in Year Ended December 31, 2005” table on page 17. The Committee reexamines long-term compensation levels annually.

Executive officers are also eligible to participate in our 401(k) retirement plan, the 2004 Employee Stock Purchase Plan and health benefit plan on the same basis as the Company’s other employees.

Severance and Change of Control Benefits

The Committee determines eligibility for and level of severance benefits on a case by case basis, considering, among other factors, what benefits the Company must offer to attract and retain high caliber executives. Messrs. Alvarez, Lee and Hauck, as well as Dr. Lee, are each eligible for severance and change of control benefits as described under the heading “Employment, Severance and Change of Control Agreements” commencing on page 18.

2005 Total Compensation for the Chief Executive Officer

The Committee reviews the compensation of the Chief Executive Officer annually, considering the Company’s performance, the Chief Executive Officer’s individual performance and the compensation practices of similar companies.

Mr. Alvarez joined Leadis as its President and Chief Executive Officer on November 29, 2005. In connection with his hire, the Committee designed a compensation plan consistent with that provided to the Company’s other executive officers. Mr. Alvarez received a base salary of $350,000, which was prorated for the portion of time he was with the Company in 2005. In connection with his employment, Mr. Alvarez was granted a stock option to purchase 750,000 shares of the Company’s common stock. The stock option vests over a period of four years, beginning on Mr. Alvarez’s date of hire. Mr. Alvarez did not receive a bonus in 2005, but will participate in the Company’s 2006 Management Bonus Plan. Mr. Alvarez’s bonus will be tied solely to the Company’s performance in 2006. The Committee considered numerous factors in determining Mr. Alvarez’s initial compensation package, including Mr. Alvarez’s experience and qualifications, the salaries paid to the Company’s other executive officers, the salaries paid to chief executive officers of comparable companies, and the percentage of equity held by other executives of the Company and chief executive officers of comparable companies.

Dr. Ahn, who served as President and Chief Executive Officer until November 28, 2005, received a base salary of $270,000 in 2005. He did not receive a stock option award in 2005 and nor did he receive a bonus under the 2005 Management Bonus Plan. In 2006, in connection with Dr. Ahn’s resignation from the Company and his agreement to serve as an advisor to the Company for one year, the Company agreed to pay Dr. Ahn severance benefits equal to one year of his base salary and to accelerate in full the vesting of his unvested options.

Tax Treatment of Stock Options and Restricted Stock Purchase Rights

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package that will preserve the deductibility of such payments for the company to the greatest extent possible. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. The Committee currently believes that Leadis should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

COMPENSATION COMMITTEE:

Arati Prabhakar, Chair

Jack Saltich

Lip-Bu Tan

PERFORMANCE MEASUREMENT COMPARISON

This section is not “soliciting material,” and is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The following graph shows a comparison of total stockholder return of an investment of $100 in cash on June 16, 2004, the date of our initial public offering, for:

•	Our common stock;

•	The Nasdaq Stock Market (U.S.); and

•	The Philadelphia Semiconductor Index.

Historic stock price performance is not necessarily indicative of future stock price performance.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by December 30, 2006 to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by delivering the written notice to the Corporate Secretary not later than the close of business on March 12, 2007 nor earlier than the close of business on February 9, 2007. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Leadis stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086, or contact Victor K. Lee, our Corporate Secretary, at (408) 331-8600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Victor K. Lee
Victor K. Lee Secretary

April 28, 2006

LEADIS TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2006

The undersigned hereby appoints Antonio Alvarez and Victor Lee, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Leadis Technology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California, on Friday, June 9, 2006, at 11:30 a.m., and at any and all adjournments thereof, as follows:

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE Please PROPOSALS STATED. Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” the nominees for director listed below and “FOR” Proposal 2 the ratification of the selection of independent registered public accounting firm.

Proposal 1: To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

FOR WITHHELD

FOR ALL

Nominees: 01 Ken Lee, Ph.D. 02 Arati Prabhakar, Ph.D. 03 Jack Saltich

To withhold authority to vote for any nominee write such nominee’s name below:

FOR AGAINST ABSTAIN

Proposal 2: To ratify the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Leadis Technology, Inc. for its fiscal year ending December 31, 2006.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt from Leadis Technology, Inc., prior to the execution of this Proxy, of a Notice of Meeting, a Proxy Statement and an Annual Report to Stockholders.

Signature	Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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